EXHIBIT 99

Wilshire Real Estate Investment Trust Inc.
Responds to Claims of Southern Pacific Funding Corp.

October 1, 1998 06:33 AM

PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 1, 1998--Wilshire Real Estate Partnership L.P., the operating partner of Wilshire Real Estate Investment Trust Inc. WREI ("Wilshire") announced that as part of its ordinary business of entering into repurchase agreements with specialty finance companies, it entered into a repurchase agreement with Southern Pacific Funding Corp. ("SFC") in which certain mortgage-backed securities have been sold to Wilshire by SFC.

Wilshire believes the value of the securities is sufficient to protect Wilshire if SFC is unable to repurchase the securities at a later date.

SFC also has transferred the master servicing rights for the loans underlying the securities purchased by Wilshire to Wilshire and to Wilshire Funding Corporation, a Wilshire Financial Services Group Inc. (WFSG) subsidiary.

Without notifying Wilshire, SFC obtained a temporary court order until Oct. 9, 1998 that prevents Wilshire from liquidating the securities without 10 days' notice. The court order, even if continued, will have no effect on the value of the securities and servicing rights already transferred to Wilshire.

Wilshire Real Estate Investment Trust was formed to invest in real properties and in distressed commercial and multifamily mortgage loans in the United States, mortgage-backed securities, and international mortgage loans and real properties. The company's business and investment affairs are managed by Wilshire Realty Services Corp., a subsidiary of Wilshire Financial Services Group Inc. WFSG which specializes in loan portfolio acquisition and securitization, mortgage banking and loan servicing.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this release which are not identified as historical should be considered forward-looking. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of the Company which are identified as forward-looking, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of pools of loans at acceptable prices, and the availability of financing for loan pool acquisitions, and interest rates and overseas expansion. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. Readers of this release should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in this release will be achieved. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward- looking statements contained herein.